PROSPECTUS SUPPLEMENT NO. 11                    FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED MAY 6, 1998                    REGISTRATION NO. 333-51897

                                  $885,500,000
                NETWORKS ASSOCIATES, INC. ("NETWORK ASSOCIATES")
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

        This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Zero Coupon Convertible Subordinated Debentures due 2018 (the "Debentures") of Network Associates and the shares of our Common Stock, par value of $.001 per share (the "Common Stock"), issuable upon the conversion of the Debentures (the "Conversion Shares").

        You should read this Prospectus Supplement in conjunction with the Prospectus dated May 6, 1998, which was delivered with this Prospectus Supplement. This Prospectus Supplement No. 11 amends and restates all earlier Prospectus Supplements. All capitalized terms used herein but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

        The following table sets forth information as of the date hereof concerning beneficial ownership of the Debentures of the Selling Securityholders listed below. All information concerning beneficial ownership has been furnished by the Selling Securityholders.


                                  Principal Amount   Percentage of        Number of         Percentage of
                                     of Notes          Notes         Conversion Shares       Common Stock
           Name                   That May Be Sold   Outstanding    That May BeSold(1)      Outstanding(2)
           ----                   ----------------   -----------    ------------------      --------------
Allstate Insurance Company          $ 4,500,000           *               38,421                   *

Argent Classic Convertible          $10,000,000         1.1%              85,380                   *
Arbitrage Fund (Bermuda)
L.P.

Associated Electric & Gas           $ 2,000,000           *               17,076                   *
Insurance Services Limited

Banc of America Securities,         $   140,000           *                1,195                   *
LLC

Bankers Trust Trustee for           $ 5,300,000           *               45,251                   *
Chrysler Corp. Emp. #1
Pension Plan dated 4/1/89

Boston College                      $   205,000           *                1,750                   *

BS Debt Income Fund -               $    20,000           *                  170                   *
Class A

BT Alex. Brown                      $ 8,500,000           *               72,573                   *
Incorporated

BZW Securities Limited              $17,500,000           2%             149,415                   *

Calamos Convertible Fund            $ 2,400,000           *               20,491                   *

California Public                   $14,500,000         1.6%             123,801                   *
Employees' Retirement
System

                                  Principal Amount   Percentage of        Number of         Percentage of
                                     of Notes          Notes         Conversion Shares       Common Stock
           Name                   That May Be Sold   Outstanding    That May Be Sold(1)     Outstanding(2)
           ----                   ----------------   -----------    -------------------     --------------
Champion International             $ 2,100,000           *              17,929                   *
Corporation Master
Retirement Trust

Chase Manhattan NA                 $ 9,030,000           1%             77,098                   *
Trustee for IBM Retirement
Plan

Chrysler Corporation               $ 5,775,000           *              49,306                   *
Master Retirement Trust

Credit Suisse First Boston         $ 3,000,000           *              25,614                   *
Corporation

Delta Air Lines Master             $ 3,830,000           *              32,700                   *
Trust

Deutsche Bank Securities           $25,040,000         2.8%            213,791                   *
Inc.

Donaldson Lufkin &                 $ 3,550,000           *              30,309                   *
Jenrette Securities Corp.

The Dow Chemical                   $ 3,600,000           *              30,736                   *
Company Employees'
Retirement Plan

Fiduciary Trust Co.                $ 1,000,000           *               8,538                   *
International

The Fondren Foundation             $   140,000           *               1,195                   *

Franklin and Marshall              $   410,000           *               3,500                   *
College

General Motors Employees           $27,710,000         3.1%            236,587                   *
Domestic Group Pension
Trust

General Motors Foundation          $ 1,160,000           *               9,904                   *

Goldman Sachs & Company            $ 5,080,000           *              43,373                   *

GPZ Trading LLC                    $ 3,000,000           *              25,614                   *

JP Morgan Securities Inc.          $ 8,120,000           *              69,328                   *

Kettering Medical Center           $   165,000           *               1,408                   *
Funded Depreciation
Account

LDG Limited                        $   750,000           *               6,403                   *

McMahan Securities                 $   100,000           *                 853                   *
Company, L.P.

McMahan Securities                 $   220,000           *               1,878                   *
Company, L.P.

                                  Principal Amount   Percentage of        Number of         Percentage of
                                     of Notes          Notes         Conversion Shares       Common Stock
           Name                   That May Be Sold   Outstanding    That May Be Sold(1)     Outstanding(2)
           ----                   ----------------   -----------    -------------------     --------------
Merrill Lynch Pierce Fenner         $18,000,000         2.0%            153,684                   *
& Smith Inc.

The Minnesota Mutual Life           $ 4,500,000           *              38,421                   *
Insurance Company

Molton-Arms School                  $    50,000           *                 426                   *
Pooled Investment Fd
71035

Morgan Stanley Dean                 $ 5,000,000           *              42,690                   *
Witter

Motors Insurance                    $ 7,280,000           *              62,156                   *
Corporation

NationsBanc Montgomery              $17,750,000           *             151,549                   *
Securities LLC

New Hampshire Retirement            $ 1,100,000           *               9,391                   *
System

New York Life Insurance             $28,000,000         3.1%            239,064                   *
Company

New York Life Insurance &           $ 8,500,000           *              72,573                   *
Annuity Corporation

OCM Convertible Trust               $ 9,205,000         1.0%             78,592                   *

Parker-Hannifin                     $   280,000           *               2,390                   *
Corporation

Partner Reinsurance                 $   550,000           *               4,695                   *
Company Ltd.

Port Authority of Allegheny         $ 2,500,000           *              21,345                   *
County Retirement and
Disability Allowance Plan
for the Employees
Represented by Local 85 of
the Amalgamated Transit
Union

ProMutual                           $   950,000           *               8,111                   *

Putnum Balanced                     $   500,000           *               4,269                   *
Retirement Fund

Putnum Convertible                  $ 9,500,000           1%             81,111                   *
Income-Growth Trust

Putnum Convertible                      $500,00           *               4,269                   *
Opportunities and
Income Trust

                                  Principal Amount   Percentage of        Number of         Percentage of
                                     of Notes          Notes         Conversion Shares       Common Stock
           Name                   That May Be Sold   Outstanding    That May Be Sold(1)     Outstanding(2)
           ----                   ----------------   -----------    -------------------     --------------
Putnum Funds Trust -                $    90,000           *                 768                   *
Putnum High Yield Total
Return Fund

Raytheon Company Master             $ 2,865,000           *              24,461                   *
Pension Trust

Rhone-Poulene Rorer                 $   280,000           *               2,390                   *
Pension Plan

RJR Nabisco, Inc. Defined           $ 1,500,000           *              12,807                   *
Benefit Master Trust

Salomon Smith Barney, Inc.          $ 7,000,000           *              59,766                   *

SBC Warburg Dillon Read             $ 7,000,000           *              59,766                   *
Inc.

Societe Generale Securities         $ 1,000,000           *               8,538                   *
Corp.

SPT                                     $700,00           *               5,976                   *

State Employees Retirement          $ 2,060,000           *              17,588                   *
Plan of the State of
Delaware

State of Connecticut                $ 7,465,000           *              63,736                   *
Combined Investment
Funds

State Street Bank Custodian         $ 2,810,000           *              23,991                   *
for GE Pension Trust

Strong Total Return Fund,           $ 7,500,000           *              64,035                   *
Inc.

Swiss Bank Corporation-             $20,000,000         2.2%            170,760                   *
London Branch

Toronto Dominion (New               $12,500,000           *             106,725                   *
York), Inc.

TQA Leverage Fund, L.P.             $ 1,500,000           *              12,807                   *

TQA Vantage Fund, Ltd.              $ 6,000,000           *              51,228                   *

TQA Vantage Plus Fund,              $   750,000           *               6,403                   *
Ltd.

Unifi, Inc. Profit Sharing          $   335,000           *               2,860                   *
Plan and Trust

United Food and                     $   900,000           *               7,684                   *
Commercial Workers Local
1262 and Employees
Pension Fund

                              Principal Amount   Percentage of        Number of         Percentage of
                                 of Notes          Notes         Conversion Shares       Common Stock
           Name               That May Be Sold   Outstanding    That May Be Sold(1)     Outstanding(2)
           ----               ----------------   -----------    -------------------     --------------
Univar Corporation              $   660,000            *             5,635                   *

University of Rochester         $   220,000            *             1,878                   *

Vanguard Convertible            $ 5,330,000            *            45,507                   *
Securities Fund, Inc.

Warburg Dillon Read LLC         $15,000,000          1.6%          128,070                   *

Weyerhauser Convertible         $ 5,200,000            *            44,397                   *
     Arbitrage Fund

------------
*    Less than 1%
(1) Assumes conversion of the full amount of Debentures held by such holder at the adjusted conversion rate of 8.538 shares of Common Stock per $1000 principal amount of Debentures. This conversion rate was adjusted for the 3-for-2 stock split on May 12, 1998, and remains subject to adjustment as described under "Description of Debentures -- Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 138,878,193 shares of Common Stock outstanding as of June 15, 1999, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

                                   ----------

INVESTING IN NETWORK ASSOCIATES DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
             AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
                SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                   ----------

            The date of this Prospectus Supplement is August 2, 1999.